SHORT TERM INCOME FUND, INC.

                            SECRETARY'S CERTIFICATE



         I, Rosanne Holtzer, DO HEREBY CERTIFY, that I am the Secretary of Short Term Income Fund, Inc., a Maryland corporation (the "Corporation"), and that I am the keeper of the records and seal thereof; that the attached is a true and correct copy of the resolutions duly adopted by the Board of Directors at a meeting thereof held December 7, 2006, and that the resolutions remain in full force and effect.


         IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the corporation this 14th day of March 2007.



                                                        /s/Rosanne Holtzer
                                                        ------------------
                                                        Rosanne Holtzer
                                                        Secretary


(Seal)


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          Short Term Income Fund, Inc.


                           RESOLVED, that it is the determination of the
                  Directors that the joint fidelity bond covering officers and employees of the Corporation in accordance with the requirements of Rule 17g-1 of the 1940 Act in the amount of $15,500,000 is reasonable in form and amount, after having given due consideration to the value of the aggregate assets of the Corporation to which any such covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, the nature of the securities in the Corporation's portfolio and all other relevant factors; and the Corporation's estimated payment of a portion equal to $4,709.78 of the total estimated one-year premium of $51,525 for said bond be and is authorized and approved, after having taken into consideration the number of other parties named as insured parties under said bond, the nature of the business activities of such other parties, the amount of said bond and the amount of the total estimated one-year premium therefor, the ratable allocation of such total one-year premium among the insured parties under said bond, the extent to which the share of the total one-year premium allocated to the Corporation was less than the premium the Corporation would have to pay if it had provided and maintained a blanket bond which named the Corporation as the only insured party and all other relevant factors; and it was further